Exhibit 1

News Release

Ashland announces continued board refreshment
Search underway for new independent director

COVINGTON, Kentucky, December 13, 2018 – Ashland Global Holdings Inc. (NYSE: ASH) today announced changes to its board of directors as part of its ongoing board refreshment program. Barry W. Perry, Ashland’s current lead independent director, will retire from the board, consistent with Ashland’s director retirement policy, as of the company’s 2019 Annual Meeting of Stockholders (“2019 Annual Meeting”). The board will appoint a new lead independent director to succeed Mr. Perry upon his retirement. Additionally, the company announced that a search for a new independent director is underway. Ashland has received requests from shareholders who would like to have input on the new director and will continue to engage with shareholders during the search process. Following Mr. Perry’s retirement, the board will temporarily decrease to 10 directors until a new independent board member is appointed. Following that appointment, six of Ashland’s 11 directors will have been added to the board since 2015.

“This announcement reflects Ashland’s continued commitment to regular board refreshment,” said Bill Wulfsohn, Ashland chairman and chief executive officer. “On behalf of the board and management team, I want to thank Barry for his invaluable contributions over the years. He was instrumental in designing and implementing the transformation of Ashland into a leading specialty chemicals company, and we wish him well in his retirement. We look forward to welcoming a new director to our board in the coming months who will complement the skills and expertise of our existing board members.”

“It has been an honor to work alongside Ashland’s talented team over the past decade, as the company has evolved and strengthened its competitive position,” said Mr. Perry. “I am proud of the work that has been done to make Ashland a leaner, more cost-competitive and growth-oriented specialty chemicals organization, and I am as confident as ever that Ashland has the right team and strategy in place to continue achieving its objectives. I look forward to following the company’s success for many years to come.”

Russell Reynolds Associates, a leading executive search firm, is assisting in the process of identifying a new independent director of the Ashland board.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 6,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

IMPORTANT INFORMATION
On December 13, 2018, Ashland filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A (the “proxy statement”), containing a form of blue proxy card, in connection with its 2019 Annual Meeting, which is available free of charge at the SEC’s website at www.sec.gov and Ashland’s website at http://investor.ashland.com. Ashland plans to file with the SEC and mail to its stockholders a definitive proxy statement in connection with its 2019 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND.

CERTAIN INFORMATION REGARDING PARTICIPANTS
Ashland, its directors and certain of its officers, including William A. Wulfsohn, Brendan Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Barry W. Perry, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson, J. Kevin Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s preliminary proxy statement for the 2019 Annual Meeting of Stockholders, which was filed with the SEC on December 13, 2018, and its definitive proxy statement for the 2019 Annual Meeting of Stockholders when it is filed by Ashland with the SEC.  To the extent holdings of Ashland securities have changed since the amounts printed in the preliminary proxy statement for the 2019 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of the preliminary proxy statement, the definitive proxy statement, when available, and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.
C-ASH

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Seth A. Mrozek	Joele Frank, Wilkinson Brimmer Katcher
+1 (859) 815-3527	Steve Frankel / Jill Kary
samrozek@ashland.com	+1 (212) 335-4449

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